                                                                    EXHIBIT 99.2

                          WABASH NATIONAL CORPORATION
                     4TH QUARTER AND YEAR END 2004 RESULTS

                            CONFERENCE CALL OUTLINE
                          THURSDAY, FEBRUARY 10, 2005
                                  10 A.M. EST

BILL GREUBEL:

DISCLAIMER ANNOUNCEMENT:

GOOD MORNING. BEFORE WE BEGIN, I WOULD LIKE TO MAKE AN IMPORTANT ANNOUNCEMENT. AS WITH ALL OF THESE TYPES OF PRESENTATIONS, THIS MORNING'S CONTAINS CERTAIN FORWARD-LOOKING INFORMATION, INCLUDING STATEMENTS ABOUT THE COMPANY'S PROSPECTS, THE INDUSTRY OUTLOOK, BACKLOG INFORMATION, FINANCIAL CONDITION AND THE LIKE. AS YOU KNOW, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS SHOULD BE VIEWED IN LIGHT OF THE CAUTIONARY STATEMENTS AND RISK FACTORS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

WELCOME TO WABASH NATIONAL'S 4TH QUARTER EARNINGS CALL. I AM BILL GREUBEL, CEO. IN THE CONFERENCE ROOM WITH ME THIS MORNING ARE BOB SMITH, CFO, AND DICK GIROMINI, OUR COO, OF WABASH NATIONAL CORPORATION. I'D LIKE TO WELCOME ALL OF THE LISTENERS ON TODAY'S TELEPHONE CONFERENCE CALL, AS WELL AS THOSE LISTENING LIVE VIA THE WABASH NATIONAL INTERNET SITE WEBCAST. WE HAVE MUCH TO COVER TODAY AND WILL TRY TO PROVIDE AS MUCH INFORMATION AS POSSIBLE. AT THE CONCLUSION OF THE PREPARED PORTION OF OUR PRESENTATION, WE WILL OPEN THE CALL FOR QUESTIONS FROM THE LISTENING AUDIENCE.

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Our fourth quarter sales and earnings continued a very acceptable trend, especially in light of continued raw material increases incurred by our industry over the last four quarters. I am very pleased to report net income of $13 million or $0.39 diluted earnings per share on sales of $287 million. Results were impacted by some unexpected one-time items that Bob will cover later in the presentation. Increasing raw material costs remain a drag on earnings and we expect our margins may be affected somewhat through the first half of 2005. Pushing these increases through to our customers and maintaining Duraplate's price premium vis-{a`}-vis commodity trailers is our principle objective. Our future success, especially with first quarter increases, will be limited as our customers have begun to push-back. We are the price leader and will continue to stay out in front of this issue. During the fourth quarter selling price increases offset raw material increases. For the full year, our selling price increases offset almost 90% of raw material increases. We are one of the few OEM's in our broad peer group who was able to offset increased raw material costs in 2004 with pricing.

For the fiscal year 2004 sales were $1.041 billion, a 17% increase over 2003 sales of $888 million. Earnings for 2004 were $58 million versus a loss of $57 million for 2003. We are also very pleased to state that we have paid down all of our bank debt and ended the year with $42 million in cash.

For 2004 we met or exceeded all of the major operational objectives including safety, quality, productivity and working capital initiatives. We exceeded our 'Mid-market' sales goals. We added over 225 new accounts representing 6,000 units with the majority of product being Duraplate trailers. We continue to have great momentum going into 2005 and anticipate another great year of new customer growth.

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During the second quarter conference call we intimated a significant break-
through in our assembly process. This month, we will take to the Board a three year capital plan that will allow us to significantly improve our process capability, product quality and greatly enhance our assembly productivity. We anticipate obtaining Board approval and by year end commissioning a new replacement line with projected annual cost savings of $7.0 million on a $10 million investment. We intend to install an additional 3 replacement lines over the following three years with similar costs and savings; including one that will relocate our reefer assembly into our North plant allowing us to have all production under one roof. All lines replaced will be decommissioned.

There continues to be significant pent-up demand for trailers as we confirmed in a broad based survey of the market undertaken over the last 45 days. This demand is being tempered somewhat by year over year equipment cost increases of over 15%; a continuing driver shortage and a contrarian belief among some fleets that raw material pricing will abate over 2005. I don't believe, however, that we will see any meaningful cost reductions during this year. For the first time in months we have the ability to quote pricing over extended periods as most our key component suppliers have `locked in' supply and pricing from their raw material suppliers over an extended time frame. In most cases these locked in prices are at a discount to `spot'. I do expect to see spot pricing fluctuate over the next months but I don't believe this will be meaningful to our contracted pricing. Our customers read the same reports and some feel differently. As such we expect to encounter some choppiness in the market as typical customer orders may be rationed out over the year versus a single blanket order. With that said, as of January 31st we have booked approximately a half of our budgeted sales for 2005 which is consistent with our success rate last year. Over the next few months we may have to reconfigure production schedules to meet challenges in product mix and delivery expectations. As such, we have added an additional shift to our Freight Pro

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and container lines this month, these additional shifts will continue through
2005. Our Supply Chain group has done an excellent job at managing raw materials and component on-time delivery. We have had relatively few problems since last summer. We have also proactively pre-purchased approximately $6 million worth of components in the fourth quarter to take advantage of old pricing. Going forward we continue to receive assurances from our major component suppliers that they will be able to cover forecasted increases in demand.

The operations side of the business continues to perform excellently. Dick will discuss this, in addition to a further rationalization of our Retail/Branch business; more detail on our new Capex for assembly operations and our continuing initiative to reduce raw materials and components as a percentage of sales going forward. Bob will follow with a review of the financials for the quarter and 2004 followed by our view of 2005. Before moving on, I would like to update you further on the industry, the `Mid-market' and a view of 2005.

Industry Update:

      - The truck/trailer industry continued its recovery in 2004. Last year was the best shipment year in the last 4 years and while orders experienced strong swings from month to month, total trailer shipments ended 29% higher than 2003 at 236,000 units. Vans-only industry production ended with 170,000 units, a 26% increase over 2003.

      - Wabash National's market share in the van segment improved from 27 to 28% a good improvement especially considering that our overall sales to core customers dropped from 50% in 2003 to approximately 33% of trailer sales in 2004.

      - Despite Fleet concerns about equipment pricing, net trailer only and van orders for November were 26,700 and 20,000 units and for December were 31,100 and 24,100 units respectively, a very significant increase year over year

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      -     Quote and order activity continues to remain at strong rates, slightly higher than last year. Recently we have been seeing more Fleets quote full year requirements compared to the rationing we were seeing earlier

      - The American Trucking Associations' Truck Tonnage Index remained at a strong 158 in December. For 2004 truck tonnage increased 6.1% compared to 2003, making 2004 the best year since 1998.

      - Industry trailer-only and van backlogs ended the year at approximately 6 months

Mid-Market Status:

      - Our mid-market focus continues to bring in new customers to Wabash National at an ever increasing rate.

      - In 2004, we added a total of 225 new customers, including an additional 55 in the 4th quarter alone.

      - Although we believe our van market share only grew by 1% year over year the percentage improvement in the Mid-market was significant given the reduction in Core Customer sales versus 2003.

      - We should continue to exceed our expectations in the mid-market. We've been at this now for over a year and we now have a much clearer view of the market and what it takes to be successful. We've got the right tools and right product to be successful. In 2005 we intend to better leverage our Retail/Branch sales force to expand their focus into the Mid-market. Today we have 35 Retail sales reps that primarily focus on Owner Operators and small fleets, which only represent 12% of total sales. Over the next two quarters we will upgrade and broaden this group's geographic and fleet coverage.

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View of 2005 & Beyond:

      - Recently, our marketing group surveyed a number of our current and prospective accounts to better understand their buying intentions for 2005. We received responses from 204 fleets, representing a total fleet size of 720,000 units with an average size of 3,800 trailers. 76% of those fleets intend to purchase equipment in 2005. Of those, approximately 74% plan to add capacity typically in the 10% range. We believe there is a clear indication that demand is there. However, driver shortages and price increases related to materials costing are acting as a drag on this demand.

      - In addition the large core fleets generally continue to focus on replacement vs. growth, as was the case in 2004.

      - Although some fleets have determined to hold out and continue to use existing equipment it is evident given the high quote interest and order patterns that business should continue at a strong pace given a continuation of the current economic conditions.

      - ACT's latest total trailer forecast for 2005 is 269,000 units; a 14% improvement over 2004. ACT's vans-only forecast for 2005 is 194,000 units; a 13% improvement over 2004. This compares to our 2005 forecast of 247,000 total trailers and 178,000 vans. Given the breadth and number of inquiries coming in over the last 5 weeks our forecast may be a bit conservative.

      - For the first quarter we anticipate shipments in the range of 12,000 to 13,000. The total numbers will be somewhat affected by the seasonality issues associated with model year change out and reduced shipper requirements; and a broadening customer mix.

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      -     For the year we are forecasting New Trailer sales of approximately
            60,000 units versus 51,000 units in 2004 or an 18% increase year over year. In addition, we see growth in our DuraPlate container business as we add more customers. Our degree of success in the Mid-market and participation by our Core Customers may positively affect this forecast. We plan to also improve our Used Trailer sales year over year by approximately 30% with minimal margin loss as more fleet trades start to come in.

      - For 2006 through 2008, ACT's trailer-only forecast averages 280,000 units. Van-only forecasts average over 200,000 during this period. Wabash National's preliminary expectations are essentially in line with these estimates.

Bob will discuss in greater detail our forth quarter results and add a little more detail on 2005 after some comments by Dick relative to operations{ellipsis}.Dick

DICK GIROMINI

Thanks, Bill. It's my pleasure again to have the opportunity to update everyone on the continuing progress that has been made within the Operations of Wabash National. As always, I'll begin my comments with the Manufacturing Segment and then move on to Retail.

Maintaining our consistent focus, the manufacturing team has remained intent in driving improvement in five key areas: Safety, Quality, Delivery, Productivity and Cost Reduction. 2004 was truly a breakthrough year for our Manufacturing Segment.

We made outstanding progress in our number one value, safety, during the 4th quarter and throughout 2004. Without question, this was the best year in safety performance that the company has ever had. Significant improvement in all performance metrics was realized, with:

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      -     For the full year, the team achieved a 40% improvement in TRIR year-
            over-year; which represents performance at a level that is less than 60% of the industry norm for the SIC code that we are measured in.

      - Our DAFW Case Rate is even more impressive, completing the year with seven (7) consecutive months at less than 1.0, reflecting a performance level that is less than 25% of the industry norm for our SIC code.

      - Our efforts are being translated into Workers Comp cost reductions with our current "incurred cost per exposure hour" dropping by over 50% since 2002

PRODUCT QUALITY improvements were also significant.

      - Manufacturing First Pass Yield improved from 54% at the end of 2002, to our goal level of 95% by the end of 2004, with the fourth quarter being our best ever.

      - We intend to maintain that level of performance throughout 2005, even while further tightening our outgoing quality expectations

      -      Warranty infant-mortality improved by 50% during the course of 2004

Our DELIVERY performance, as measured by schedule attainment, continues the consistency that has become the norm achieving 100% throughout this past quarter and full year.

In the area of direct labor PRODUCTIVITY, we continue to conduct formal CI Events, now at over 300 formal events, realizing an incremental 22% productivity gain during 2004, while sustaining all improvements that have been made during the prior one and one half years.

ALPHA LINE - NEXT GENERATION

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As Bill stated, later this month we will present to our Board a three (3) year capital expenditure proposal for a revolutionary overhaul of our trailer assembly operations. Using proven technology that has been extensively utilized throughout the automotive industry, these changes will provide for significant improvements in our manufacturing techniques and practices that will provide for lower assembly costs, improved safety, much enhanced product quality in fit and finish, and productivity never before seen in the trailer industry.

This effort will be implemented in four (4) phases during the next three years, with the first phase being targeted for completion during the 4th quarter of this year. At that time, we will begin realizing the benefits of this initial $10 million investment at an annualized savings of $7 million.

Once completed in 2008, with an investment of approximately $40 million, all of our trailer manufacturing will be consolidated into our North Campus, thereby further reducing overheads, facilitating communications, and allowing the leveraging of our common resources here. The new systems will introduce new automated techniques for trailer assembly, reducing labor cost per unit and improving productivity and quality. All told, we anticipate annual cost savings in excess of $28 million per year once all lines and relocations are completed by 2008.

PURCHASED MATERIALS INITIATIVE

Another opportunity that was mentioned by Bill is the initiative being taken on by our Supply Chain Management Team. We have thrown the challenge out to the team to take aggressive steps to offset the significant cost impact of this past years' run-up in commodity-related pricing on our procured materials and components. Their go-get for this year is to achieve $14 million of material savings through actions such as, but not limited to:

      -     Aluminum purchasing

      -     Negotiated savings with current suppliers

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      -     Supplier productivity improvements

      -     Alternative supplier sourcing

      -     Outsourcing, or even in-sourcing, as appropriate, and,

      -     Design changes resulting in lower cost

Similar actions generated some $12 million of savings in 2004, partially offsetting the significant run-up in the commodity market.

RETAIL

Let me now move on for a discussion about our Retail branches. As you know, we were successful in the 3rd quarter this past year in achieving a profit for the first time since the fourth quarter of 2000. With seasonally lower volumes in the 4th quarter, along with some one-time charges; related to Branch closures, the branch portion of our Retail business generated an approximate $1.0 million loss for the 4th quarter. While disappointing on the surface, this performance reflects a $3.9 million improvement year-over-year for the same quarter. Additionally, on a full-year basis, the Retail branch performance improved some $12.6 million year-over-year.

Some key highlights:

      - Sold 6100 units through our branches representing an all-time record for annual sales units. Even more impressive is that this was achieved with less than half the branch locations that existed back then

      - Acquired 86 new customers, the most of any of our sales channels, and accounting for 1700 units

      -     Grew our Service sales volume by 12% year-over-year

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      -     Completed thirty-two formal CI Events at our branch locations resulting in promising productivity gains in service performance

Looking forward, to further improve the business and achieve a more consistent level of performance, we have recently announced internally that we will be transitioning a number of our branch locations from full service to Trailer Sales Only, or in select cases, selling certain branches to interested parties who will then become authorized Wabash Dealers, as was the case with our Jeffersonville location which we sold recently. This decision was based on an assessment of numerous criteria, including past and current performance, local markets and competition, and future growth and performance prospects, among others. Once completed, our Branch Network should consist of ten (10) full-service locations, along with seven (7) Trailer Sales Only locations.

Each affected location has been notified of this plan and we are working to provide for smooth, orderly transitions. This restructuring greatly reduces the overhead costs to support the branch network and allows us to provide better presence in driving improvement through the remaining branches to assure success and profitability. We would expect that this transition will be completed sometime during the first half of this year. Furthermore, with this restructuring, my expectation is that 2005 will prove to be the first profitable year, in total, for the Branch Network since 1999.

In summary, this past quarter, and more notably, this past year proved to be very successful for all our Operations, with even more opportunities for further improvement lying ahead. I certainly thank each and every one of our associates for their hard work and dedication during the past year to help get us to where we stand today. Without them, we don't deliver the results that we are all becoming accustomed to.

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With that, I'll stop now and let Bob Smith, our Chief Financial Officer, review the financials with you{ellipsis}{ellipsis}..Bob{ellipsis}.

BOB SMITH:

Thanks Dick, I would like to review with you our results and our financial condition as of December 31, 2004.

I. Q-4-04 RESULTS

      - Sales were $287M in Q-4-04 on 13,700 new units. Income for the quarter was $13 M or $0.39 per share, fully diluted.

      - We had a few small one off items that hit us in the quarter including charges related to old workers compensation claims $0.6 million (cost of sales); litigation and branch closure costs $0.9 million (SG&A); and debt extinguishment $0.6 million (other expense).

      - Our results are tax affected at the minimum alternative rate which is approximately 2% of pretax income; due to our Net Operating Loss carry-forward. The quarter benefited from a recovery of tax and the realization of prior write-offs for tax purposes.

      - Equivalent shares (36.8 million) used in the determination of fully diluted earning include the effect of options, and our convertible notes - press release has the details.

      - As noted in previous calls, we made certain reclassifications in 2004 to provide better clarity to our business and the 03 data was conformed accordingly.

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SALES

      - As I mentioned, sales for the quarter were $ 287 million on 13,700 units. This compares to $277 million on the same number of units in the third quarter of this year and $220 million on 11,300 units in the prior year period.

By Segment sales were

      -     Manufacturing sales were $269 million (13,700 units)

      - Retail/Distribution sales were $56 million (1,400 units) - Eliminations were $(38) million (1,400 units)

      Product Line Summary

      Sales by product line are as follows:

-New Trailer REVENUES, net

                   $           Shipped   Built
                 -----         -------   -----
Q4 - 04*         $257M         13,700    12,300
Q3 - 04          $243M         13,700    13,600

Price increases and customer mix resulted in NT revenues increase from Q3 to Q4 as units remained the same.


-Used Trailer REVENUES

            $   UNITS
          ----  -----
Q4 - 04   $12M  1,400
Q3 - 04   $14M  1,700

Average prices for used equipment has increased steadily over the last 4 quarters

-PARTS AND SERVICE REVENUES

Q4 and Q1 are seasonally slow periods for parts and service sales

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-OTHER, INCLUDING LEASING REVENUES - steady at $4 million per quarter

GROSS MARGIN

      -     Gross margin was:

            -  10.1% in Q - 4 -04 compared to 13.3 % in Q-3-

Let me walk you through from the 13.3 GP margin in q3 to the 10.1 GP margin in this quarter

Q3 Margin, GAAP                                  13.3
Q3 good guys Bogies & rebates                     0.6
                                                 ----
Q3 non-GAAP                                      12.7
Q4                                               10,1
                                                 ----
Decrease                                          2.6
                                                 ----
Decrease due to
Workers Comp - old claims                         0.3
Math                                              0.6
Retail including closure costs                    0.6
                                                 ----
Subtotal                                          1.5
Manufacturing related                             1.1
Selling price vs. material cost                  ----
    Overheads and labor                           1.0
      Other including freight, commission, etc.   0.1
                                                 ----
                                                  1.1
                                                 ----

For the year material cost increases exceeded selling price increases by approx $6 million as we lost ground early on as we couldn't re-price as much of the back log as needed to nor could we pass along some of the increases that occurred mid-way through the third quarter.

      - On a sequential basis , fourth quarter gross profit decreased approximately $7.8 million compared to third quarter - 04 primarily due to the following:

      -

-      Increased Volume                                         $ 0.7 M
-      Material cost increases in excess of selling prices     ($   0)M
-      Labor and overhead                                      ($ 2.0)M
-      All other, including                                      (6.5)M
                -   Branch operations
                -   Eliminations
                -   Workers Comp
                -   Freight
                -   Commissions
                                                               ------
                                                                $(7.8)
                                                               ------

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Looking forward:

      - Volume - We expect to volume to be in the 60,000 unit range for the year with the quarterly distribution following the same seasonal pattern as 04

      - Selling prices - We will continue to pass through raw materials increases; however, given the increases that were passed through last year.

      -     Raw material costs, as expected, have seen some increases already in
            05. We expected future increase to be limited and that overall prices should be much more stable than 04 but at a high level. Supply chain performance since September has been very acceptable and we may have some opportunities to reduce inventories.

      -     Production - continued productivity improvements are expected

      - Customer Mix - continued gains in the mid market to obtain the volume goals

      -     Margin - will likely be constrained over the next quarter or two

SG&A

      -     SG&A was:

            - $14.5 million in Q4 - 04 or approximately 5.0% of sales. Sequentially, we didn't report the progress we were expecting as we recognized approximately $0.6 million for anticipated costs to settle product litigation and we had SOX related charges of $0.1 million. Compared to the year ago quarter spending increased $0.9 million. Going forward we expect additional streamlining.

      - Prior period information has been reclassified to conform to 2004 presentation - in the $1M range. The reclassification was made to better match costs with activities

INTEREST/OTHER

      -     Interest decreased $1.4 million vs. q4 03 due reduced to borrowings.

      - Foreign exchange related to the Canadian dollar Vs. USD was a gain of $0.5 million in Q4 - 04

      - We incurred a $0.6 million loss on the early extinguishment of debt when we paid off our term loan.

                                       15
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      -     Other is a gain of 0.4 in Q3-04

TAXES

      - We tax effected our earnings for the year at the alternative minimum tax rate of approximately 2%. The fourth quarter tax benefited from the realization of a carryback claim and the crystallization of $26 million in loses for tax purposes reducing the amount of income subject to AMT. At December 31, 2004 our federal NOL's amount to approximately $175M. As a result of our past losses, we have fully reserved for this tax benefit on our balance sheet with approximately $60 million tax reserve. We continue to evaluate the need for the reserve and will adjust when realizably is more assured. If we are able to sustain our progress this should be in 05 and we reverse tax reserves at that time. Three points for your models

            -     No cash taxes anticipated save AMT

            -     Effective tax rate of approx 2% for 05

            -     Effective tax rate of approx 40% thereafter.

      - EPS - We have included our EPS calculation in our press release so you can see the details there

DEPRECIATION AND AMORT: $5 MILLION IN Q-4-04 and approximately $20M for the year. We expect depreciation and amortization will decrease several million in 2005 reflecting both the minimal levels of spending over the past several years and certain assets have been fully amortized.

CAP EX: $15 million for the year including approx $7 million to buy out of 2 leases we had on duraplate equipment. For 2005 we expect spending in the $25 - $35 million range divided between normal maintenance requirements $5, plant automation $10 and ERP $12. This is

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an 18 month project that focuses on three areas (1) ERP (2) configuration -
quoting, engineering, BOM, Manufacturing - this is the heart of the project and this where the payoff comes from and (3) retail management for service and parts.

HEADCOUNT

Head count - 4,000 as of December 31, down slightly from the third quarter

BACKLOG

Approximately $280 million at Dec. 31, 2004 same as Sept. 30, 2004. Customers placing partial year orders vs. full year requirements.

BALANCE SHEET DETAIL

Cash - $42 million

Liquidity - cash plus available borrowing under our line of credit $160 million at 12/31 vs. $80 million at 9/30

Accounts Receivable - $88 million at 12/31 vs. $ 134 million at 9/30. DSO was 28 day at 12/31/04 and 03. DSO improved 17 days from 45 days at Sept. 30.

Inventories - decreased to $95 million compared to $113 million at the end of Q3

      - Inventories increased due to price increases of raw materials and early buys in advance of price increases total approximately $6 million.

      - Total inventory turns 11X in Q4-04 slightly better than the 10X in Q4-03 and much improved vs 8 X in Q3 vs. 8x in Q2- 04

      - Used trailer inventory was $13 million or 1,300 units at 12/31 vs. $13 million, or 1,500 units, at 9/30/04.

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

      - We anticipate that inventories in 05 will exhibit the same seasonal pattern as experienced in 04. We will closely monitor the supply chain performance and adjust inventories accordingly.

      -     Open trade commitments of $4.4 million @ 12/31/04.

LIQUIDITY/FINANCIAL CONDITION

      - Total debt (on & off B/S) of $ 129 million ($128 million on BS at 9/30) vs. $239 million ($227 million on B/S @ 12/31/03).

As you are aware we renegotiated our bank line in late December and removed or significantly reduce all restrictive covenants. Such as, limitations on capital spending and dividends

BILL GREUBEL

SUMMARY

We continue to be bullish about our prospects over an extended period. We should see gradual industry and healthy share growth over the next three to four years. We continue to work all aspects of our business that we can control: safety, quality, technology, cost and operational excellence. Given our recent successes over the past two years and future capital plans, we will be in an enviable position to profitably grow our market share throughout the trailer industry cycle by creating value for our customers and investors alike. Our current challenge with raw material pricing will pass. We have labored long hours to mitigate this issue and using this as a catalyst have become a much stronger company and industry leader.

I will now open the session for questions, operator{ellipsis}.

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